Exhibit 4.3

ANTERO RESOURCES FINANCE CORPORATION,

as Issuer,

ANTERO RESOURCES LLC,

as Parent Guarantor,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

as Subsidiary Guarantors,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE,

dated as of November 12, 2012

to Indenture

dated as of August 1, 2011

$300,000,000 7.25% Senior Notes due 2019

This First Supplemental Indenture, dated as of November 12, 2012 (this “Supplemental Indenture”), is among Antero Resources Finance Corporation (together with its successors and assigns, the “Issuer”), Antero Resources LLC (the “Parent Guarantor”), each other then existing Subsidiary Guarantor under the Indenture referred to below, and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of August 1, 2011 (the “Indenture”), providing for the issuance of an aggregate principal amount of $300 million of 7.250% Senior Notes due 2019 of the Issuer (the “Securities”);

WHEREAS, pursuant to clause (1) of Section 9.1 of the Indenture, the Trustee, the Guarantors and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Issuer, the Parent Guarantor, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Amendment to Indenture

SECTION 2.1  Amendment.  Section 3.2(a) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(a)                           The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Parent Guarantor will not permit any of its Restricted Subsidiaries to issue Preferred Stock; provided, however, that the Parent Guarantor may Incur Indebtedness and the Issuer and any of the

Subsidiary Guarantors may Incur Indebtedness and issue Preferred Stock if on the date thereof:

(1)                                 the Consolidated Coverage Ratio for the Parent Guarantor and its Restricted Subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds); and

(2)                                 no Default would occur as a consequence of, and no Event of Default would be continuing following, Incurring the Indebtedness or its application.”

ARTICLE III

Miscellaneous

SECTION 3.1   Notices.  All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

SECTION 3.2   Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3   Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4   Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5   Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6   Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7   Headings.  The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title:	Vice President

ANTERO RESOURCES FINANCE CORPORATION

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Vice President/Treasurer

ANTERO RESOURCES LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Vice President/Treasurer

ANTERO RESOURCES ARKOMA LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Vice President/Treasurer

ANTERO RESOURCES PICEANCE LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Vice President/Treasurer

ANTERO RESOURCES PIPELINE LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Vice President/Treasurer

ANTERO RESOURCES APPALACHIAN CORPORATION

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Vice President/Treasurer

ANTERO RESOURCES BLUESTONE LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Vice President/Treasurer